Exhibit 5.27

CONSENT OF ALI SHAHKAR, P.ENG.

The undersigned hereby consents to the use of their reports entitled “Technical Report on the Mesquite Gold Mine, California U.S.A.” with an effective date of December 31, 2019 and a report date of April 27, 2020 and “Updated Technical Report for the Los Filos Mine Complex, Guerrero State, Mexico” with an effective date of June 30, 2022 and a report date of October 19, 2022, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Ali Shahkar
By: Ali Shahkar, P.Eng.

Dated: November 21, 2022